                                                                     Exhibit 4.2

                            STOCK PURCHASE AGREEMENT


              THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 13th day of December, 2002, by and between Alkermes, Inc., a Pennsylvania corporation ("Alkermes"), and Eli Lilly and Company, an Indiana corporation ("Lilly").

              WHEREAS, Lilly desires to purchase from Alkermes, and Alkermes desires to sell to Lilly, certain shares of Alkermes' 2002 Redeemable Convertible Preferred Stock, on the terms and conditions set forth in this Agreement; and

              WHEREAS, Lilly and Alkermes desire to agree to certain put, call and registration rights with respect to the securities to be sold hereunder.

              NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

       1.     PURCHASE AND SALE OF STOCK.

              1.1 SALE AND ISSUANCE OF PREFERRED STOCK. Subject to the terms and conditions of this Agreement, Lilly agrees to purchase and Alkermes agrees to issue and sell to Lilly 3,000 shares (the "Shares") of Alkermes' 2002 Redeemable Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"), for a price per Share of $10,000 and an aggregate purchase price of $30,000,000 (the "Purchase Price").

              1.2 CLOSING. The closing for the purchase and sale of the Shares (the "Closing") shall take place at the offices of Alkermes, 88 Cambridge Street, Cambridge, MA 02139-4136, 10:00 a.m. Massachusetts time, on the third business day after the date on which the conditions set forth in Articles 5 and 6 shall be satisfied or duly waived, or if Alkermes and Lilly mutually agree on a different date, the date upon which they have mutually agreed (the "Closing Date"). At the Closing, Alkermes shall deliver a certificate registered in the name of Lilly representing the Shares, against delivery to Alkermes by Lilly of the Purchase Price by wire transfer in immediately available funds to an Alkermes' bank account specified in written wire transfer instructions supplied to Lilly by Alkermes at least two business days prior to the Closing.

       2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALKERMES. Alkermes hereby represents and warrants to Lilly that:

              2.1 CORPORATE STATUS. Alkermes is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority under its Third Amended and Restated Articles of Incorporation, as amended (the "Articles"), and bylaws, as amended, to own and operate its properties and assets and to carry on its business as now conducted.

              2.2 AUTHORIZATION. Alkermes has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Alkermes of this Agreement and the issuance and delivery of the Shares have been duly authorized by all necessary corporate action on the part of Alkermes. No approval of the shareholders of Alkermes is required to enter into this Agreement or to issue the Shares. Alkermes is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition. The Statement With Respect to Shares governing the terms of the Shares (the "Preferred Share Statement") has been duly authorized by all necessary corporate action on the part of Alkermes and has been filed with the Secretary of State of the Commonwealth of Pennsylvania. This Agreement constitutes a valid and legally binding obligation of Alkermes, enforceable against Alkermes in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general, by general principles of equity.

              2.3    VALID ISSUANCE.

                     (a) The Shares, when issued, sold, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights, and will not be subject to restrictions on transfer except as provided by Sections 3.5, 3.8, 3.9 and 3.10; and

                     (b) Shares of Alkermes' common stock (the "Conversion Shares") have been duly authorized for issuance upon conversion of the Shares and, when issued and delivered in accordance with the terms of the Preferred Share Statement, will be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights, and will not be subject to any restrictions on transfer except as provided by Sections 3.8, 3.9 and 3.10, and based in part upon the representations of Lilly in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Three million three hundred thousand (3,300,000) shares of Alkermes' common stock have been reserved for issuance upon conversion of the Shares. Within the forty-five (45) days prior to the anticipated file date for the first New Drug Application filed with the U.S. Food and Drug Administration of a pulmonary insulin product developed under the Development and License Agreement by and between Lilly and Advanced Inhalation Research, Inc. dated as of April 1, 2001, as amended (the "AIR/Lilly Agreement"), and as soon as practicable and in any event within ten (10) days following the occurrence of any other event that would permit or require conversion of the Shares, if there are then any Shares outstanding, Alkermes shall ensure that at least that number of shares of Alkermes' common stock be reserved for issuance upon conversion of the Shares equal to the quotient of the liquidation value of the then outstanding Shares divided by then current market price of a share of Alkermes' common stock but not exceeding 12,806,982 shares.

              2.4    GOVERNMENT CONSENTS.

                     (a) Except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Alkermes, nor is any waiver, consent or approval of any third party required to be obtained by Alkermes, in connection with Alkermes' valid execution, delivery or performance of this Agreement or the issuance, sale of the Shares by Alkermes hereunder or the conversion of the Shares.

                     (b) Alkermes shall make any filings required to be made under applicable state securities laws in connection with the transactions contemplated by this Agreement, within the applicable stipulated statutory period before or after the sale of the Shares hereunder, and shall have obtained such consents or approvals to issue the Shares as may be required pursuant to such laws.

              2.5 LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or currently threatened against Alkermes which questions the validity of this Agreement or the right of Alkermes to enter into it or to consummate the transactions contemplated hereby or which relates in any way to the AIR/Lilly Agreement or the Amendment thereto attached as Exhibit A (the "Amendment"). Except as disclosed in the SEC Filings (as defined in Section 2.7), as of the date of this Agreement there is no action, suit, proceeding or investigation pending or currently threatened which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the business, properties, operations, financial condition, income or, to the best of Alkermes' knowledge, business prospects of Alkermes and its Subsidiaries (as defined in Section 2.10), taken as a whole, as presently being conducted.

              2.6 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by Alkermes and the consummation by Alkermes of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute, with or without the passage of time and giving of notice, either a default under any provision of its Articles or bylaws or of any instrument, judgment, order, writ, decree or material contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Alkermes. Alkermes is not in violation of its Articles or bylaws, or in default in the performance or observance of any material provision of any material instrument or contract to which it is a party or by which it is bound. No third party has any pre-emptive rights, or rights of first refusal or first opportunity or similar rights to purchase, or to offer to purchase, all or any part of the Shares.

              2.7 DISCLOSURE. Alkermes has made available to Lilly (i) Alkermes' Annual Report on Form 10-K (the "2002 10-K") and Alkermes' Amendment No.1 to the Annual Report filed on Form 10-K/A, for the fiscal year ended March 31, 2002 (together, the "2002 Annual Report"), as filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) Alkermes' Proxy Statement for its 2002 Annual Meeting of Shareholders; (iii) Alkermes' Quarterly Report on Form 10-Q (the "6-30-02 10-Q") and Alkermes' Amendment No. 1 to the Quarterly Report filed on Form 10-Q/A for the fiscal quarter ended June 30, 2002 and Alkermes' Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 (the "9-30-02 10-Q," and collectively, the "Quarterly Reports"), as filed with the SEC pursuant to the Exchange Act, (iv) Alkermes' Current Reports on Form 8-K dated April 2, 2002, July 1, 2002 and August 27, 2002 (collectively, the "Current Reports"), and (v) all other reports as filed by Alkermes with the SEC since March 31, 2002 (the documents referred to in clauses (i)-(v) above being referred to hereinafter, collectively, as the "SEC Filings"). As of their respective dates, the SEC Filings (including all documents incorporated by reference therein) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. Since March 31, 2002, Alkermes has timely filed with the SEC all reports, documents, definitive proxy statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, documents, definitive proxy statements and other filings complied in all material respects with all applicable requirements of the Exchange Act, except for the deficiencies in the 2002 10-K and the 6-30-02 10-Q, which were remedied by the Amendments described above. The audited consolidated financial statements of Alkermes included or incorporated by reference in the 2002 Annual Report and the unaudited consolidated financial statements of Alkermes contained in the Quarterly Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("GAAP") and with each other, except as may be indicated therein or in the notes thereto and except that the unaudited financial statements may not contain all footnotes and adjustments required by GAAP, and fairly present the financial position of Alkermes and its consolidated subsidiaries as at the dates thereof and the results of its operations and statements of cash flows for the periods then ended, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end adjustments, and recognizing that the results of operations for interim periods are not necessarily indicative of Alkermes' operations for any other interim period or full fiscal year.

              2.8 CHANGES. Between September 30, 2002 and the date of this Agreement, except as disclosed in the SEC Filings, and except for the changes resulting from the exchange offer and sale of certain debt as described in Alkermes' Registration Statement on Form S-4 filed November 6, 2002 and as amended by the Form S-1/S-4/A filed on November 26, 2002, there has not been:

                     (a) any change in the assets, liabilities, financial condition, operating results or, to the best of Alkermes' knowledge, prospects of Alkermes and its Subsidiaries taken as a whole from that reflected in the 9-30-02 10-Q, except recurring operating losses and other changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                     (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of Alkermes and its Subsidiaries taken as a whole (and except that Alkermes expects to continue to incur substantial operating losses, which may be material);

                     (c) any waiver or compromise by Alkermes of a material right or of a material debt owed to it;

                     (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Alkermes, except in the ordinary course of business or which is not material to the business, properties or financial condition of Alkermes and its Subsidiaries taken as a whole (as such business is presently conducted);

                     (e) any change to a material contract or arrangement by which Alkermes or any of its assets is bound or subject, or any breach or waiver of any breach of or under any such contract or amendment (or the occurrence of any event which would, as result of the passage of time, become or result in such a breach or waiver);

                     (f) any sale, assignment or transfer to a third party that is not an Affiliate (as hereafter defined) of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

                     (g) any mortgage, pledge, transfer of a security interest in, or lien, created by Alkermes, with respect to any of its material properties or assets, except liens for taxes not yet due or payable, except for a $6 million sale-leaseback transaction with GE Capital Corporation involving certain equipment;

                     (h) any declaration, setting aside or payment or other distribution in respect of any of Alkermes' capital stock;

                     (i) any receipt by or on behalf of Alkermes of any notice from the United States Food and Drug Administration, the United States or any foreign Patent Office, or any governmental agency or third party of any claim or adverse occurrence related to any product in development, patent or trademark of Alkermes; any negative result of any clinical trials conducted or being conducted by or on behalf of Alkermes; or the notice of cancellation, termination or material reduction in funding of any client project or program, except for the termination at the end of November 2002 of two out of four fields in the development and license agreement between AIR and Glaxo Group Limited; or

                     (j) any event or condition of any type that has (or will as a result of the passage of time) materially and adversely affected (or affect) the business, properties or financial condition or, to the best of Alkermes' knowledge, the business prospects of Alkermes and its Subsidiaries taken as a whole.

For purposes of this Agreement the term "Affiliate" means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. Without limiting the foregoing, the direct or indirect ownership of 50% or more of the outstanding voting securities of an entity or the right to receive 50% or more of the profits or earnings of an entity, shall be deemed to constitute control.

              2.9 CAPITALIZATION; OPTIONS AND WARRANTS. Alkermes is authorized to issue 160,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), of which 64,356,696 shares were issued and outstanding as of November 8, 2002, 450,000 shares of Non-Voting Common Stock, $0.01 par value per share, 382,632 of which are issued and outstanding, 1,550,000 shares of capital stock, $0.01 par value, issuable in series, none of which is issued or outstanding, 2,997,000 shares of preferred stock, $0.01 par value per share, issuable in series, none of which is issued or outstanding, 3,000 shares of 2002 Redeemable Convertible Preferred Stock, none of which is issued or outstanding. As of November 8, 2002, except for an aggregate of 2,952,030 shares of Common Stock reserved for issuance upon conversion of the outstanding 3 3/4% Convertible Notes due 2007, 15,913,875 shares of Common Stock authorized for issuance (but unissued) under various stock option and stock award plans, 382,632 shares of Common Stock to be issued upon conversion of outstanding shares of Non-Voting Common Stock, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Alkermes any shares of the capital stock or any other security of Alkermes and there is no outstanding security of any kind convertible into or exchangeable for such capital stock.

              2.10 SUBSIDIARIES. Alkermes' only subsidiaries are Alkermes Controlled Therapeutics, Inc., Alkermes Controlled Therapeutics Inc. II, Advanced Inhalation Research, Inc., Alkermes Development Corporation II, Alkermes Europe, Ltd., and Alkermes Investments, Inc. (each a "Subsidiary" and collectively the "Subsidiaries"). Each United States Subsidiary has been duly incorporated under the laws of its respective jurisdiction of incorporation. Each Subsidiary of Alkermes has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified to transact business in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it requires such qualification (except where the failure to be so qualified would not have a material adverse effect on the business, properties, operations, financial condition or income of Alkermes and its Subsidiaries, taken as a whole. Alkermes owns 100% of the shares of each of its Subsidiaries, free and clear of any charges or encumbrances, and there are no outstanding options, warrants, or rights to purchase any securities of any of the Subsidiaries.

              2.11 INTELLECTUAL PROPERTY. Each of Alkermes and its Subsidiaries owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names and copyrights which are necessary to conduct its respective business as described in the SEC Filings. The patents, patent rights, trademarks, service marks, trade names or copyrights described in the SEC Filings have been maintained except those for which a lapse would not result in a Material Adverse Change that is not otherwise disclosed in the SEC Filings; Alkermes has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of Alkermes by others with respect to any valid patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights that is not disclosed in the SEC Filings; and Alkermes has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any valid patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, might have a Material Adverse Effect that is not described in the SEC Filings. There is no claim being made against Alkermes regarding patents, patent rights or licenses, inventions, collaborative research, trade secrets, know-how, trademarks, service marks, trade names or copyrights that is not described in the SEC Filings. Alkermes and its subsidiaries do not in the conduct of their businesses as now or proposed to be conducted infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent application filed by any third party, known to Alkermes or any of its subsidiaries, which such infringement or conflict is reasonably likely to result in a Material Adverse Change that is not described in the SEC Filings.

       3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LILLY. Lilly hereby represents and warrants to Alkermes that:

              3.1 CORPORATE STATUS. Lilly is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Indiana.

              3.2 AUTHORIZATION. Lilly has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Lilly has been duly authorized by all necessary corporate action on the part of Lilly. This Agreement constitutes Lilly's valid and legally binding obligation, enforceable against Lilly in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights in general or by general principles of equity.


              3.3 GOVERNMENT CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Lilly, nor is any waiver, consent or approval of any third party required to be obtained by Lilly, in connection with Lilly's valid execution, delivery or performance of its obligations under this Agreement, the purchase of the Shares by Lilly hereunder or the conversion of the Shares.

              3.4 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by Lilly and the consummation by Lilly of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute, with or without the passage of time and giving of notice, either a default under any provision of its Certificate of Incorporation or bylaws or of any instrument, judgment, order, writ, decree or material contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Lilly.

              3.5 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares will be acquired for Lilly's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Lilly has no present intention of selling, granting any participation in, or otherwise distributing the same except in compliance with the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), (unless an exception therefrom is available). Lilly does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

              3.6 INVESTMENT EXPERIENCE. Lilly acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Lilly also represents it has not been organized for the purpose of acquiring the Shares and that Lilly is an "accredited investor" as that term is defined in Regulation D under the 1933 Act.

              3.7 INFORMATION PROVIDED. Lilly has had full opportunity to ask any and all questions of the officers of Alkermes and to examine certain documents of Alkermes, including the 2002 Annual Report and subsequent Quarterly Reports and its Current Reports.

              3.8 RESTRICTED SECURITIES. Lilly understands that the Shares and the Conversion Shares have not been registered under the 1933 Act and therefore are "restricted securities" under the federal securities laws and that under such laws and applicable regulations, such Shares and Conversion Shares may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Lilly represents that it is familiar with SEC Rule 144 promulgated under the 1933 Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

              3.9 LIMITATIONS ON DISPOSITION. Lilly shall not make any direct or indirect disposition of all or any portion of the Shares except to an Affiliate of Lilly and only if such Affiliate agrees in writing to all of Lilly's obligations under this Agreement and Lilly remains obligated on all such obligations. Furthermore, Lilly shall not make any disposition of all or any portion of the Conversion Shares unless and until:

                     (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                     (b) Lilly shall have furnished Alkermes with an opinion of counsel, reasonably satisfactory to Alkermes, that such disposition will not require registration of such Conversion Shares under the 1933 Act because such disposition is made in accordance with Rule 144 or otherwise.

              3.10 LEGEND. It is understood that the certificates evidencing the Shares and the Conversion Shares may bear the following legend: "The Securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) pursuant to an effective registration statement for the securities under the Act; (ii) in compliance with Rule 144; or (iii) after receipt of an opinion of counsel reasonably satisfactory to Alkermes that such registration or compliance is not required as to said sale, offer or distribution." Alkermes shall be obligated to issue or cause to be issued promptly unlegended certificates at the request of Lilly if Lilly shall have obtained an opinion of counsel (which counsel may be counsel to Alkermes) acceptable to Alkermes to the effect that the securities proposed to be disposed of may be lawfully so disposed of without registration, qualification or legend. It is also understood that the certificates evidencing the Shares may bear the following legend: "The securities evidenced by this certificate are not transferable in accordance with the terms of a Stock Purchase Agreement, dated December 13, 2002, on file at the offices of Alkermes, Inc."

              3.11 VOTING AGREEMENT. In the event that Alkermes seeks to create, authorize or issue, or reclassify any authorized stock of Alkermes into, or increase the authorized amount of, any class or series of Alkermes' capital stock ranking senior to, on parity with, or junior to the 2002 Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of Alkermes, whether voluntary or involuntary, or any obligation or security convertible into shares of such a class or series, and law would require the affirmative vote or consent of Lilly as a holder of the 2002 Preferred Stock in order to do so, then Lilly hereby agrees that it will vote in favor of or consent to such action; except that the foregoing voting agreement shall not apply to any proposed class or series of Alkermes' capital stock that (a) would rank senior to the 2002 Preferred Stock, (b) is proposed to be issued to all holders of Alkermes' common stock and not to holder(s) of 2002 Preferred Stock and (c) is not related to a shareholder rights plan.

       4.     PURCHASE OF SHARES BY ALKERMES.

              4.1    AT THE OPTION OF ALKERMES (CALL).

                     (a) CALL OPTION; CONSIDERATION. Alkermes, at its option, may purchase the Shares from Lilly, in whole or in part, at any time or from time to time on or after January 15, 2005, after determination by the Board of Directors under Section 1551 of the Pennsylvania Business Corporation Law of 1988, or any successor section ("Section 1551") that the distribution in connection with such purchase is permitted and subject to the notice provisions described below, in consideration of a reduction in the royalty rate on the Launch Product as specified in the AIR/Lilly Agreement; provided that the Shares shall not be purchased by Alkermes if Lilly, acting in good faith, does not approve such purchase in writing.

                     (b) CALL PURCHASE DATE AND CALL NOTICE. In case Alkermes shall desire to exercise the right to purchase the Shares, in whole or in part, pursuant to this Section 4.1, it shall fix a date for purchase (the "Call Purchase Date"). In the case of any purchase under this Section 4.1, Alkermes will notify (a "Call Notice"), at least five (5) Business Days prior to the Call Purchase Date, Lilly at its last address and facsimile number as the same appear on Alkermes' stock records. Such Call Notice shall be sent by facsimile and by overnight courier. The Call Notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not Lilly actually receives such Call Notice. Each such Call Notice shall specify the number of Shares to be purchased, the Call Purchase Date, the consideration to be paid therefor, and that such consideration will be paid upon presentation and surrender of the certificate(s) representing such Shares.

                     (c) APPROVAL BY LILLY; EFFECTIVE TIME OF CALL PURCHASE. At least two (2) Business Days prior to the Call Purchase Date, Lilly shall notify Alkermes in writing that it either approves or disapproves of such purchase. If the purchase is approved, then: (A) the Shares called for purchase shall be deemed to be purchased on the Call Purchase Date and the holder of such Shares shall have no further rights after the Call Purchase Date as a holder of the shares of 2002 Preferred Stock so purchased and (B) Alkermes shall immediately so notify the Transfer Agent and the holder of such Shares shall submit to the Transfer Agent all certificates representing the Shares called for purchase on or as soon as practicable following the Call Purchase Date. If the purchase is disapproved, then the Shares called for purchase by that Call Notice shall not be purchased but shall remain outstanding and Alkermes may not again call any Shares for purchase under this Section 4.1 in the same calendar year as the date fixed for purchase in such Call Notice. In the event that Lilly fails to notify Alkermes of its approval or disapproval of the purchase within the period set forth above, such holder shall be deemed to have disapproved such purchase.

              4.2    AT THE OPTION OF LILLY (PUT).

                     (a) PUT OPTION; CONSIDERATION. Lilly shall have the right to require Alkermes to purchase the Shares held by Lilly, in whole or in part, at any time or from time to time, subject to the notice provisions and provisions for partial purchase described below, in consideration of a reduction in the royalty rate on the Launch Product as specified in the AIR/Lilly Agreement; provided, however, that no Shares will be purchased unless and until the Board of Directors determines that the distribution in connection with such purchase is permitted under Section 1551.

                     (b) PUT PURCHASE DATE; PUT NOTICE. In case Lilly shall desire to exercise the right to require purchase of the Shares held by Lilly, in whole or in part, pursuant to this Section 4.2, it shall fix a date for purchase (the "Put Purchase Date") and notify (a "Put Notice"), at least twenty-five (25) Business Days and not more than forty-five (45) Business Days before the Put Purchase Date, Alkermes and the Transfer Agent. Such Put Notice shall be sent by facsimile and by overnight courier. Each Put Notice shall specify the number of Shares to be purchased, the Put Purchase Date and the consideration to be paid.

                     (c) The Board of Directors shall act in good faith in making its Section 1551 determination, using whatever reasonable method is permitted under Section 1551 that will allow the purchase of the Shares put to Alkermes under this Section 4.2. Lilly shall have the right, but not the obligation, to make a presentation, itself or through experts hired by and at the expense of Lilly, to the Board of Directors as to any reasonable method permitted under Section 1551 that the Board of Directors could use to determine that the purchase of the Shares put to Alkermes is permitted by Section 1551. In the event the Board of Directors determines that the distribution in connection with the purchase set forth in a Put Notice is not permitted under Section 1551, (which determination shall be made only after receipt of a reasoned written opinion of counsel for Alkermes, a copy of which shall be provided to Lilly) Alkermes shall purchase as many of the Shares covered by the Put Notice as would be permitted. On a quarterly basis thereafter until all Shares to be purchased under this Section 4.2 have been purchased, the Board of Directors shall determine whether any additional Shares to be purchased under this Section 4.2 may be purchased under Section 1551 and, if so, such additional Shares shall be purchased on the date of the Board determination (a "1551 Purchase Date") for the same amount of reduction in royalty as if such Shares were purchased when first put to Alkermes.

                     (d) EFFECTIVE TIME OF PURCHASE. The Shares to be purchased under this Section 4.2 that the Board of Directors determines may be purchased under Section 1551 shall be deemed to be purchased on the Put Purchase Date or, if later, on the 1551 Purchase Date and, after such date, the holder of such shares shall have no further rights as a holder of the Shares so purchased. The holder of the Shares to be purchased under this Section 4.2 shall submit to the Transfer Agent all certificates representing such shares on or as soon as practicable following the Put Purchase Date or the 1551 Purchase Date.

                     (e) CONVERSION BEFORE PUT PURCHASE DATE. After receiving the Put Notice and before the Put Purchase Date or, if later, the 1551 Purchase Date, Alkermes may not exercise its right to (i) convert the Shares to be purchased according to such Put Notice in accordance with Section 6(a) of the Preferred Stock Terms or (ii) call for purchase of the Shares to be purchased according to such Put Notice in accordance with Section 4.1. If an Automatic Conversion occurs pursuant to Section 6(c) of the Preferred Share Statement after Alkermes' receipt of a Put Notice but before the 1551 Purchase Date, then Lilly may at its option, and upon written notice to Alkermes within ten (10) days of conversion, either (i) withdraw the Put Notice and retain the shares of common stock received upon such conversion, or (ii) hold the shares of common stock received upon conversion of the Shares covered by the Put Notice until the 1551 Purchase Date at which time Alkermes shall purchase such shares of common stock for the same amount of reduction in royalty as if such Shares were being purchased when first put to Alkermes; provided that if Lilly sells or transfers any of such shares of common stock, there will be no purchase by Alkermes and no reduction in royalty for such shares.

              4.3 If fewer than all the Shares represented by any certificate are purchased, a new certificate shall be issued representing the Shares not purchased without cost to the holder thereof. If a portion of a Share is purchased, then Alkermes will issue a certificate representing a fractional Share evidencing the portion of such Share not so purchased.

       5.     CONDITIONS OF LILLY'S OBLIGATIONS.

              5.1 CONDITIONS OF LILLY'S OBLIGATIONS AT THE CLOSING. The obligations of Lilly to Alkermes at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by Alkermes:

                     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Alkermes contained in Section 2 hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date and time).

                     (b) PERFORMANCE. Alkermes shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                     (c) COMPLIANCE CERTIFICATE. The Chief Executive Officer, the President or a Vice President of Alkermes shall deliver to Lilly at the Closing a certificate, in the form attached as Exhibit B hereto, certifying that the conditions specified in Sections 5.1(a) and (b) hereof have been fulfilled.

                     (d) GOVERNMENTAL APPROVALS. Any required governmental approvals shall have been obtained by Alkermes.

                     (e) EXECUTION OF AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT. Advanced Inhalation Research, Inc. shall have executed the Amendment attached hereto as Exhibit A.

                     (f) TENDER OF SHARES. Alkermes shall have issued and tendered for delivery to Lilly a certificate representing the Shares, subject only to delivery of the Purchase Price by Lilly in accordance with Section 1.2.

                     (g) FILING OF PREFERRED SHARE STATEMENT. Alkermes shall have filed the Preferred Share Statement with the Secretary of State of the Commonwealth of Pennsylvania, and provided Lilly with appropriate evidence thereof.

                     (h) OPINION. Lilly shall have received an opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to Alkermes, in substantially the form attached hereto as Exhibit C.

       6.     CONDITIONS OF ALKERMES' OBLIGATIONS.

              6.1 CONDITIONS OF ALKERMES' OBLIGATIONS AT THE CLOSING. The obligations of Alkermes to Lilly at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by Lilly:

                     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Lilly contained in Section 3 hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                     (b) PERFORMANCE. Lilly shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                     (c) COMPLIANCE CERTIFICATE. The President or a Vice President of Lilly shall deliver to Alkermes at the Closing a certificate, in the form attached as Exhibit D hereto, certifying that the conditions specified in Sections 6.1(a) and (b) hereof have been fulfilled.

                     (d) GOVERNMENTAL APPROVALS. Any required governmental approvals shall have been obtained by Lilly.

                     (e) EXECUTION OF AMENDMENT. Lilly shall have executed the Amendment.

                     (f) PAYMENT OF PURCHASE PRICE. Lilly shall have delivered to Alkermes the Purchase Price in accordance with Section 1.2, subject only to the delivery by Alkermes of a certificate representing the Shares.

       7.     REGISTRATION RIGHTS.

              7.1    DEFINITIONS. For purposes of this Section 7:

                     (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document; and

                     (b) The term "Registrable Securities" means (1) any shares of Alkermes' Common Stock issuable upon conversion of the Shares and (2) any shares of Alkermes' Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in Section 7.1(b)(1), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Section 7 are not assigned. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed pursuant to Rule 144, or (iii) such securities shall have ceased to be outstanding.

              7.2 RESALE REGISTRATION. As soon as practicable after conversion of any of the Preferred Stock into Common Stock (and in no event later than 30 days after issuing the Common Stock on conversion of any of the Preferred Stock, unless Alkermes requests a reasonable extension and subject to the Section 7.6, not longer than 15 days, which request shall not be unreasonably refused by Lilly and unless the 1933 Act or the regulations thereunder or the independent auditors of Alkermes do not permit the filing of a registration statement because of the proximity to Alkermes's fiscal year end, in which case, Alkermes shall file such registration statement within 5 days after a filing is again permitted by such regulations or auditors), Alkermes will prepare and file with the SEC a resale registration statement under Rule 415 of the 1933 Act permitting the resale of the Registrable Securities in accordance with the intended methods thereof as specified in writing by Lilly (the "Resale Registration"). For purposes of clarification, in the event that less than all of the 2002 Preferred Stock is converted on one or more occasions, Alkermes shall promptly file a new registration statement or an amendment to a previously filed registration statement on each such occasion and all in accordance with the provisions of this Section 7.

              7.3 OBLIGATIONS OF ALKERMES. Alkermes shall, as expeditiously as reasonably possible:

                     (a) With respect to the Resale Registration, use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after the filing of the registration statement. As far in advance as practical before filing such registration statement or any supplement or amendment thereto (excluding any document incorporated therein by reference) Alkermes will furnish to Lilly and its counsel copies of reasonably complete drafts of such registration statement, supplement or amendment proposed to be filed, and Lilly and its counsel shall have the opportunity to comment on any information that is contained therein or omitted therefrom and Alkermes will make the changes reasonably requested by Lilly and its counsel with respect to such information prior to filing any such registration statement, supplement or amendment.

                     (b) With respect to any registration of any Registrable Securities, prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection with the registration as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by the registration statement, including at Lilly's request, any amendments or supplements necessary to reflect any information regarding Lilly or its plan of distribution, until the earlier of (i) such time as the Shares cease to be Registrable Securities and (ii) the date on which Lilly is permitted, pursuant to Rule 144(k), to dispose of the Registrable Securities without registration.

                     (c) With respect to any registration of any Registrable Securities, furnish to Lilly such numbers of copies of a prospectus, including a preliminary prospectus, as then amended or supplemented, in conformity with the requirements of the 1933 Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

                     (d) With respect to any registration of any Registrable Securities, use its best efforts to register and qualify the securities covered by the Resale Registration under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Lilly, provided that Alkermes shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, provided that Alkermes shall execute customary consents to service of process required by any state's securities laws.

                     (e) With respect to any registration of any Registrable Securities, notify Lilly at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of Lilly, as promptly as practicable prepare and furnish Lilly a reasonable number of copies of a prospectus included in an effective post-effective amendment or the supplemented prospectus correcting such misstatement or omission.

              7.4 OBLIGATIONS OF LILLY. It shall be a condition precedent to the obligations of Alkermes to take any action pursuant to this Section 7 that Lilly meet the following conditions:

                     (a) Lilly shall furnish such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required by applicable federal or state securities laws to effect the registration of the Registrable Securities under the 1933 Act.

                     (b) All information specifically with respect to Lilly furnished to Alkermes by or on behalf of Lilly for use in connection with the preparation of any registration statement relating to such Registrable Securities shall be true and correct in all material respects and shall not omit any material fact necessary to make such information, in light of the circumstances under which it was made, not misleading.

                     (c) Lilly shall distribute in connection with the offering and sale of the Registrable Securities the prospectus or other offering material permitted by the 1933 Act and prepared by Alkermes, and only such materials.

                     (d) Lilly will comply with the provisions of the Exchange Act and the regulations thereunder.

                     (e) To assist Alkermes in qualifying the Registrable Securities for sale under applicable state securities laws, Lilly will advise Alkermes of each jurisdiction in which it intends to offer or sell any or all Registrable Securities, and will agree not to offer or sell any Registrable Securities in any jurisdiction where the Registrable Securities are not registered or exempt from registration.

                     (f) Lilly will inform Alkermes in writing of any and all sales, or other transfers or dispositions, of any Registrable Securities within 15 calendar days following each such disposition.

              7.5 EXPENSES OF REGISTRATION. Alkermes and Lilly shall each bear one-half of the out-of-pocket expenses to third parties incurred in connection with the Resale Registration and any amendment or supplement thereof. Alkermes shall not be responsible for, and Lilly shall alone bear the following expenses: (i) brokers' fees or underwriters' discounts and commissions and transfer taxes, if any, in respect of Registrable Securities; (ii) all out-of-pocket expenses of Lilly's brokers, dealers or underwriters; and (iii) all fees and disbursements of counsel and public accountants for Lilly or any such brokers, dealers or underwriters.

              7.6 COMPANY SUSPENSION. Upon the giving by Alkermes of written notice to Lilly that in the good faith judgment of Alkermes (i) the filing or making of offers and sales pursuant to the Resale Registration would require the public disclosure of material information, the disclosure of which would not otherwise be required at that time under the Nasdaq Stock Market or New York Stock Exchange rules or federal securities laws, and (ii) disclosure thereof would have a material adverse effect on Alkermes or a proposed transaction involving Alkermes, Alkermes shall have the right to suspend such sales or postpone such filing; provided, however, that promptly following disclosure of such information or withdrawal or abandonment of the transaction requiring suspension or postponement, Alkermes will make such filing or take such steps as are necessary to permit such offers and sales, as the case may be, and provided further, that no such suspension shall be in effect for more than sixty (60) days and all suspensions during any consecutive twelve (12) month period shall not exceed an aggregate of ninety (90) days. Any suspension under this Section
7.6 will extend, for an amount of time equal to such suspension, the termination date of any registration rights, or obligations to keep a registration effective, otherwise provided for in this Agreement.

              7.7 LOCK-UP. Lilly hereby agrees that in the event Alkermes conducts an offering of its securities through an underwriter and such underwriter requires certain security holders of Alkermes to enter into lock-up agreements, Lilly shall agree to the same lock-up agreement required by such underwriter to be entered into by the directors and senior officers of Alkermes, provided that the period during which Lilly would be precluded from making sales does not exceed ninety (90) days.

              7.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 7:

                     (a) To the extent permitted by law, Alkermes will indemnify and hold harmless Lilly, each of its officers and directors, any underwriter (as defined in the 1933 Act) for Lilly and each person, if any, who controls Lilly or any such underwriter within the meaning of the 1933 Act or the Exchange Act (collectively, "Indemnified Lilly Parties"), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a claim by a third party alleging any of the following statements, omissions or violations (collectively, "Indemnified Violations"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement on the date it becomes effective, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereof, or any document incident to such registration (such as a Blue Sky qualification or compliance); (ii) the omission or alleged omission to state a material fact required to be stated therein, or necessary to make the statements not misleading; or (iii) any other violation or alleged violation by Alkermes of the 1933 Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the Exchange Act or any state securities law, and Alkermes will reimburse each of the Indemnified Lilly Parties for any legal (to the extent provided in Section 7.8(c)) and other expenses reasonably incurred in connection with defending any such Indemnified Violation; provided, however, that the indemnity agreement contained in this Section 7.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Alkermes (which consent shall not be unreasonably withheld), nor shall Alkermes be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an Indemnified Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any of the Indemnified Lilly Parties, any failure by Lilly to deliver a prospectus or otherwise comply with the securities laws and any sales by Lilly after notice under Section 7.6; and provided further, however, that the indemnity provided in this Section 7.8(a) with respect to any preliminary prospectus shall not apply if the untrue statement or alleged untrue statement or omission or alleged omission was corrected in the final prospectus.

                     (b) To the extent permitted by law, Lilly will indemnify and hold harmless Alkermes, each of its officers and directors, any underwriter (as defined in the 1933 Act), any other person selling securities in such registration statement and each person, if any, who controls Alkermes, any such underwriter or any such person within the meaning of the 1933 Act or the Exchange Act (collectively, the "Indemnified Alkermes Parties"), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon a claim by a third party alleging any of the following statements or omissions:
(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement on the date it becomes effective, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereof, or any document incident to such registration (such as a Blue Sky qualification or compliance); or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in which (i) or (ii) arises out of or is based upon any written information furnished by any of the Indemnified Lilly Parties expressly for use in connection with such registration statement or arising out of or based upon, any failure by Lilly to deliver a prospectus or otherwise comply with the securities laws and any sales by Lilly after notice under Section 7.6, and Lilly will reimburse each of the Indemnified Alkermes Parties for any legal (to the extent provided in Section 7.8(c)) and other expenses reasonably incurred in connection with defending any such claim, liability, demand, loss or action; provided, however, that the indemnity agreement contained in this
Section 7.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Lilly (which consent will not be unreasonably withheld); and provided further, however, that the indemnity provided in this Section 7.8(b) with respect to any registration statement shall not apply to any untrue statement or alleged untrue statement or omission or alleged omission in any registration statement, prospectus or other such document, which statement has been corrected, in writing, by Lilly and delivered to Alkermes ten (10) days before the sale from which such loss occurred or, which statement in any prospectus delivered by Lilly has been corrected in any subsequent prospectus, supplement or amendment thereof. The indemnity provided hereunder by Lilly shall be limited to the gross amount received by Lilly in any and all sales of securities pursuant to such registration statement.

                     (c) Promptly after receipt by an indemnified party under this Section 7.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.8, deliver to the indemnifying party a written notice of the commencement thereof generally summarizing the claims, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, join with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if such indemnified party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the indemnifying party not advisable or if such indemnified party reasonably determines that the indemnifying party's assumption of the defense does not adequately represent its interest. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 7.8.

                     (d) If the indemnification provided for in this Section 7 is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities, expenses or judgments referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, expenses and judgments (i) in such proportion as is appropriate to reflect the relative benefits received by Alkermes on the one hand and Lilly on the other hand from the offering for resale of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Alkermes and Lilly in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, expenses or judgments, as well as any other relevant equitable considerations. The relative fault of Alkermes and Lilly shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by Alkermes or Lilly and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. It is hereby agreed that it would not necessarily be equitable if the amount of contribution were determined pro rata or per capital allocation.

                     (e)    The obligations of Alkermes and Lilly under this
Section 7.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 7, and otherwise.

              7.9 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to Lilly the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Lilly to sell securities of Alkermes to the public without registration, Alkermes agrees, for a period of three years from the date that all of the Conversion Shares have been issued to:

                     (a) make and keep public information available, as those terms are understood and defined in Rule 144;

                     (b) file with the SEC in a timely manner all reports and other documents required of Alkermes under the Exchange Act; and

                     (c) furnish to Lilly, so long as Lilly owns any Registrable Securities, promptly upon request (i) a written statement by Alkermes that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent Annual or Quarterly Report of Alkermes and such other reports and documents so filed by Alkermes, and (iii) such other information as may be reasonably required in availing Lilly of any rule or regulation of the SEC which permits the selling of any such securities without registration.

              7.10   AMENDMENT OF REGISTRATION RIGHTS. Any provision of this
Section 7 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Alkermes and Lilly. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon each holder of any Registrable Securities, each future holder of Registrable Securities, Lilly and Alkermes. Nothing herein shall prevent a holder of Registrable Securities from waiving its individual rights.

       8.     MISCELLANEOUS.

              8.1 SURVIVAL. The representations, warranties and covenants of Alkermes and Lilly contained in or made pursuant to this Agreement shall survive the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Lilly or Alkermes.

              8.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party shall assign any of its rights or obligations under this Agreement other than (a) with the express written permission of the other Party or (b) as incident to the merger consolidation or reorganization of the assigning party. Notwithstanding the foregoing, the rights to cause Alkermes to register Registrable Securities pursuant to this Agreement may be assigned by Lilly to a transferee or assignee provided that (i) Lilly gives Alkermes written notice of such transfer or assignment within a reasonable time after consummation thereof, which notice states the name and address of the transferee or assignee and identifies the Registrable Securities with respect to which such registration rights are being transferred or assigned; (ii) the transferee or assignee confirms in writing its agreement to assume the obligations of Lilly with respect to the transferred Registrable Securities pursuant to this Agreement, including the indemnification obligations; (iii) immediately following such transfer or assignment, the further disposition of such Registrable Securities by the transferee or assignee is restricted under the Securities Act; (iv) Lilly may assign or transfer such rights to no more than three (3) persons or entities; and (v) such transferees or assignees will have no right to further assign or transfer such rights (except that Lilly may give one assignee the right to further assign such registration rights to one assignee which assignment must meet the conditions described in this Section 8.2).

              8.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania.

              8.4 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Alkermes and Lilly. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

              8.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

              8.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be sent by certified mail or courier service, charges pre-paid, or by facsimile transmission, to the address or facsimile number specified below:

              If to Alkermes:

                     88 Sidney Street
                     Cambridge, MA 02139-4136
                     Fax No.: (617) 494-9255
                     Attention: Chief Financial Officer

              If to Lilly:

                     Lilly Corporate Center
                     Indianapolis, Indiana 46285
                     Fax No.: (317) 276-2763
                     Attention: General Counsel

or to such other address or facsimile number as the person may specify in a notice duly given to the sender as provided herein. A notice will be deemed to have been given as of the date that is three days after it is deposited in the United States mail or the date it is delivered by a courier service or, in the case of facsimile transmission or personal communication, when received.

              8.7 FINDERS' FEES. Each party agrees to indemnify and hold harmless the other party from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees, or representatives is responsible.

              8.8 EXPENSES. Except as otherwise provided in Section 7 hereof, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

              8.9 PUBLICITY. Neither party, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or by the SEC. The parties shall cooperate in determining the date and time of day of the announcement of the execution and terms of this Agreement, which announcement shall be in the form of the press release attached as Exhibit E, with such changes as the parties may agree in writing, and each party will obtain the prior approval by the other party of any other press release to be issued relating to the announcement of the execution of this Agreement or the Closing hereunder, which prior approval shall not be unreasonably withheld or delayed. This Section 8.9 shall not apply to the extent that any disclosure is of information in the public domain other than through the fault of the disclosing party in violation hereof.

              8.10 AMENDMENTS AND WAIVERS. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any amended or waiver effected in accordance with this
Section 8.10 shall be binding upon each party and its permitted assigns.

              8.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be amended to conform, as closely as practicable, to the intent of the parties as set forth herein or, if such amendment is not possible, such provision shall be stricken and the remaining provisions will remain in full force and effect.

                  IN WITNESS WHEREOF, the parties, through their duly authorized officers, have duly executed this Stock Purchase Agreement as of the date first above written.


ALKERMES, INC.                             ELI LILLY AND COMPANY


By: /s/ Michael J. Landine               By:  /s/ Sidney Taurel
   ----------------------------------         ----------------------------------
   Name: Michael J. Landine                   Name: Sidney Taurel
   Title: Vice President,                     Title: Chairman, President and
          Corporate Development                      Chief Executive Officer

                                    EXHIBIT A

                                  THE AMENDMENT

                                    EXHIBIT B

                         ALKERMES COMPLIANCE CERTIFICATE

                                    EXHIBIT C

                                 OPINION OF BSAI

                                    EXHIBIT D

                          LILLY COMPLIANCE CERTIFICATE

                                    EXHIBIT E

                              FORM OF PRESS RELEASE